EXHIBIT 4.1

Invesco Capital Markets, Inc.

11 Greenway Plaza

Houston, Texas 77046-1173

September 12, 2024

Invesco Unit Trusts, Series 2382

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street, 22W Fl

New York, New York 10286

Re:    Invesco Unit Trusts, Series 2382

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-281016 for the above captioned trust.  We hereby consent to the use in the Registration Statement of the references to Invesco Capital Markets, Inc. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

INVESCO CAPITAL MARKETS, INC

By: /s/ TARA BAKER

Tara Baker, Vice President